Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

by and among

HARVARD SAVINGS BANK,

HARVARD SAVINGS BANK, MHC

and

MORRIS BUILDING & LOAN, S.B.

Dated July 24, 2007 and amended

as of December 18, 2007 (amendment attached)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 24, 2007, is by and among Harvard Savings Bank, an Illinois chartered stock savings bank (“HSB”), Harvard Savings Bank, MHC, a federally chartered mutual holding company (“HSB MHC”) and Morris Building & Loan, S.B., an Illinois chartered mutual savings bank (“MBL”).

RECITALS

1. HSB is an Illinois stock savings bank with its principal offices located in Harvard, Illinois.

2. HSB MHC is a federally chartered mutual holding company located in Harvard, Illinois.

3. MBL is an Illinois mutual savings bank with its principal offices located in Morris, Illinois.

4. The Boards of Directors of the respective parties have determined that this Agreement and the business combination and related transactions contemplated hereby are advisable and in the best interests of the parties, including the depositors of HSB and MBL, and have determined that this Agreement and the transactions contemplated hereby are consistent with, and in furtherance of, each party’s respective business strategies.

5. The parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated by this Agreement and to prescribe various conditions to such transactions.

In consideration of the premises and of the mutual representations, warranties and covenants herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.01 Definitions. Except as otherwise provided herein, as used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” means, with respect to any Person, any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. Without limiting the generality of the foregoing, Affiliate includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” means this agreement, and any amendment or supplement hereto, and shall include the Schedules, Exhibits and Disclosure Schedules referenced herein.

“Applications” mean the applications to be filed with the appropriate Regulatory Authorities requesting approval or nonobjection of the transactions described in this Agreement.

“Bank Merger” means the merger of MBL with and into HSB with HSB as the surviving institution.

“Closing” means the closing of the Merger as set forth in Section 2.02 of this Agreement.

“Closing Date” means the date determined by HSB, in consultation with and upon no less than five (5) days prior written notice to MBL, but in no event later than fifteen (15) days after the last condition precedent pursuant to this Agreement has been fulfilled or waived (including the expiration of any applicable waiting period), or such other date as to which the parties shall mutually agree.

“Code” means the Internal Revenue Code of 1986, as amended. “IRS” means the Internal Revenue Service.

“Environmental Law” means any Federal or state law, statute, rule, regulation, code, order, judgment, decree, injunction, common law or agreement with any Federal or state governmental authority relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), (ii) human health or safety, or (iii) exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Material, in each case as amended and now in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Financial Institution Party” means HSB or MBL as the context requires.

“FDIA” means the Federal Deposit Insurance Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” means the Federal Home Loan Bank of Chicago.

“GAAP” means generally accepted accounting principles in the United States as in effect at the relevant date and consistently applied.

“Hazardous Material” means any substance (whether solid, liquid or gas) which is detrimental to human health or safety or to the environment, currently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

“HOLA” means the Home Owners’ Loan Act of 1956, as amended.

“HSB” means Harvard Savings Bank, an Illinois chartered stock savings bank, and/or any direct or indirect Subsidiary or such entity.

“HSB Disclosure Schedules” means the Disclosure Schedules delivered by HSB to MBL pursuant to Article IV of this Agreement.

“HSB Financials” means the audited consolidated financial statements of HSB MHC as of December 31, 2006 and December 31, 2005, including the notes thereto and the unaudited financial statements at and for the period ended March 31, 2007 delivered to MBL.

“HSB MHC” means Harvard Savings Bank MHC, a federally chartered mutual holding company.

“HSB Regulatory Reports” means the Call Reports of HSB and accompanying schedules, as filed with the FDIC for each calendar quarter beginning with the quarter ended March 31, 2007, through the Closing Date.

“HSB Subsidiary” means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by HSB, except any corporation the stock of which is held as security by HSB in the ordinary course of its lending activities.

“IDFPR” means Illinois Department of Financial and Professional Responsibility.

“IRS” means the Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known by the officers and directors of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Regulatory Authority.

“Loan Property” shall have the meaning given to such term in Section 3.13(b) of this Agreement.

“Material Adverse Effect” shall mean, with respect to HSB or MBL, as the context may dictate, and its subsidiaries, any adverse effect on its business, assets, financial condition or results of operations which is material, except for any Material Adverse Effect caused by (i) any change in the value of the assets of HSB or MBL resulting from a change in interest rates generally, (ii) any individual or combination of changes occurring after the date hereof in any Federal or state law, rule or regulation or in GAAP, which change(s) affect(s) financial institutions generally, or (iii) omissions or actions taken with the prior consent of the other party or the direct effects of compliance with this Agreement, including reasonable expenses incurred in connection with this Agreement and the transactions contemplated hereby.

“MBL” means Morris Building & Loan, S.B., an Illinois chartered mutual savings bank, and/or any direct or indirect Subsidiary of such entity.

“MBL Disclosure Schedules” means the Disclosure Schedules delivered by MBL to HSB pursuant to Article III of this Agreement.

“MBL Employee Plan” has the meaning given to that term in Section 3.11 of this Agreement.

“MBL Financials” means the audited consolidated financial statements of MBL as of December 31, 2006 and 2005, including the notes thereto and the unaudited financial statements at and for the period ended March 31, 2007 delivered to HSB.

“MBL Regulatory Reports” means the Call Reports of MBL and accompanying schedules, as filed with the FDIC for each calendar quarter beginning with the quarter ended March 31, 2007, through the Closing Date.

“MBL Subsidiary” means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by MBL, except that it does not include any corporation the stock of which is held in the ordinary course of the lending activities of MBL.

“Merger” shall mean the Bank Merger and any other mergers by interim corporate entities necessary to effectuate the transactions contemplated by this Agreement.

“Merger Effective Date” means the date upon which the certificate of merger is issued and filed in accordance with the regulations of the IDFPR.

“Merger Proposal” means any proposal or offer by a third party with respect to: (i) a merger, consolidation, business combination or other similar transaction involving HSB or MBL; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of HSB’s or MBL’s consolidated assets in a single transaction or series of transactions; or (iii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“OTS” means the Office of Thrift Supervision.

“Person” means any natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Regulatory Agreement” has the meaning given to that term in Section 3.10 of this Agreement.

“Regulatory Authority” or “Regulatory Authorities” means any agency or department of any Federal or state government, including without limitation the OTS, the FDIC and the respective staffs thereof.

“Subsidiary” means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by another entity, except any corporation the stock of which is held as security by either HSB or MBL, as the case may be, in the ordinary course of its lending activities.

ARTICLE II

THE MERGER AND RELATED MATTERS

Section 2.01 Effects of Merger; Surviving Institution. Upon the terms and conditions set forth in this Agreement, on the Merger Effective Date, MBL shall merge with and into HSB, with HSB as the surviving institution (the “Bank Merger”). The Bank Merger shall be effected pursuant to the Plan of Bank Merger substantially in the form of Exhibit A hereto. As a result of the Bank Merger, the separate corporate existence of MBL shall cease and HSB shall be the surviving institution and continue its name and separate corporate existence as a savings bank under the laws of the United States, with all its rights, privileges, immunities, powers and franchises unaffected by the Merger. As result of the Merger, each borrower member of MBL and each holder of a deposit account in MBL as of the Merger Effective Date shall have the same rights and privileges in HSB as if such borrowing and/or deposit account had been established at HSB, including membership rights in HSB MHC, provided however that, persons establishing borrowing relationships after the completion of the Merger shall not be afforded membership rights in HSB MHC.

Section 2.02 Closing. The Closing of the Merger shall take place at the offices of HSB in Harvard, Illinois, or at such other location as shall be mutually agreeable by the parties, on the Closing Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF

MBL

MBL represents and warrants to HSB that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III), except as set forth in the MBL Disclosure Schedules delivered to HSB on or prior to the date hereof, and except as to any representation or warranty which specifically relates to an earlier date. MBL has made a good faith effort to ensure that the disclosure on each schedule of the MBL Disclosure Schedules corresponds to the section referenced herein. The mere inclusion of a fact, circumstance or event in a Disclosure Schedule shall not be deemed an admission by a party that such item represents a material exception or that such item is reasonably likely to result in a Material Adverse Effect. For purposes of the

MBL Disclosure Schedules, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant.

Section 3.01 Organization.

(a) MBL is an Illinois mutual savings bank duly organized, validly existing and in good standing under the laws of Illinois and has all requisite authority and power to own, lease and operate its properties and to conduct the business currently conducted by it. The deposits of MBL are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due by MBL. Each MBL Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority and power to own, lease and operate its properties and to conduct the business currently conducted by it.

(b) MBL is a member in good standing of the FHLB and owns the requisite amount of stock therein.

(c) The respective minute books of MBL and each MBL Subsidiary accurately record, in all material respects, all material corporate actions of their respective members, stockholders and boards of directors (including committees), as applicable, through the date of this Agreement.

(d) Prior to the date of this Agreement, true and correct copies of the charter, articles of incorporation and bylaws of MBL, and each MBL Subsidiary, have been made available to HSB.

Section 3.02 Authority, No Violation

(a) MBL has full power and authority to execute and deliver this Agreement to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by MBL and the completion by MBL of the transactions contemplated hereby have been duly and validly approved by the requisite vote of the Board of Directors of MBL and no other corporate proceedings on the part of MBL are necessary to complete the transactions contemplated hereby other than the requisite approval by the members of MBL. This Agreement has been duly and validly executed and delivered by MBL; and the Bank Merger has been duly and validly approved by the Board of Directors of MBL. Subject to the receipt of the required approvals of the Regulatory Authorities and the members of MBL this Agreement constitutes the valid and binding obligations of MBL enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and as to MBL, the conservatorship or receivership provisions of the FDIA, and subject, as to enforceability, to general principles of equity.

(b) Subject to the receipt of approvals from the Regulatory Authorities referred to in Section 5.03 hereof and the compliance by MBL and HSB with any conditions contained therein and receipt of approval of the members of MBL,

(i) the execution and delivery of this Agreement by MBL,

(ii) the consummation of the transactions contemplated hereby, and

(iii) compliance by MBL with any of the terms or provisions hereof,

will not (A) conflict with or result in a material breach of any provision of its articles of incorporation or bylaws (copies of which have been provided to HSB) or any MBL Subsidiary; (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to MBL or any of the properties or assets of MBL; or (C) violate, conflict with, result in a breach of any provisions of, constitute a default under (or an event which, with notice or lapse of time, or both, would constitute a default under), result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of MBL under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which MBL is a party, or by which they or any of their respective properties or assets may be bound or affected, except in the case of clause (C) above for violations which, individually or in the aggregate, would not have a Material Adverse Effect on MBL.

Section 3.03 Consents. Except for the consents, waivers, approvals, filings and registrations from or with the Regulatory Authorities and compliance with any conditions contained therein, no consents, waivers or approvals of, or filings or registrations with, any governmental authority are necessary, and, no consents, waivers or approvals of, or filings or registrations with, any third parties are necessary or will be, in connection with the execution and delivery of this Agreement by MBL, and the completion by MBL of the transactions described in or contemplated by this Agreement.

MBL has no reason to believe that (a) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to any of the parties to this Agreement, which would adversely impact the parties’ ability to complete the transactions described in this Agreement or that would be inconsistent with the terms set forth in this Agreement, or (b) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions described in this Agreement.

Section 3.04 Financial Statements

(a) MBL has previously made available to HSB the MBL Regulatory Reports. The MBL Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present, or will fairly present in all material respects, the consolidated financial position, results of operations and equity of MBL, as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

(b) MBL has previously made available to HSB, the MBL Financials. The MBL Financials have been prepared from the books and records of MBL in accordance with

GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments), the consolidated financial condition, results of operations and cash flows of MBL and its Subsidiaries as of and for the respective periods ending on the dates thereof, in accordance with GAAP applied on a consistent basis during the periods involved.

(c) At the date of each statement of financial condition included in the MBL Financials or the MBL Regulatory Reports, MBL did not have, and will not have, any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such MBL Financials or MBL Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material or which are incurred in the ordinary course of business, consistent with past practice.

Section 3.05 Taxes. MBL and the MBL Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a). MBL has timely filed all federal, state and material local tax returns required to be filed by or with respect to MBL on or prior to the date hereof (all such returns being accurate and correct in all material respects) and has duly paid or has made provisions for the payment of, all material federal, state and local taxes which have been incurred by or are due or, to the best of its knowledge, claimed to be due from MBL by any taxing authority or pursuant to any written tax sharing agreement on or prior to the date hereof other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. As of the date of this Agreement, to the best of its knowledge, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of MBL, and no claim has been made by any authority in a jurisdiction where MBL does not file tax returns that MBL is subject to taxation in that jurisdiction. MBL has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. MBL has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or stockholder, and MBL has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

Section 3.06 Absence of Certain Changes. Except as provided for or contemplated in this Agreement, MBL has not suffered any Material Adverse Effect since December 31, 2006 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had, or is reasonably likely to have a Material Adverse Effect on MBL.

Section 3.07 Contracts.

(a) Except as set forth on Schedule 3.07, MBL is not a party to or subject to: (i) any employment, consulting or severance contract or material arrangement with any past or present officer, director or employee of MBL; (ii) any plan, material arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of MBL; (iii) any collective bargaining agreement with any labor union relating to employees of MBL; (iv) any agreement which by its terms limits the payment of dividends by any MBL Subsidiary; (v) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which MBL is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, bankers’ acceptances, advances from the FHLB, and “treasury tax and loan” accounts established in the ordinary course of business and transactions in “Federal funds” or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to HSB; (vi) any contract (other than this Agreement) limiting the freedom, in any material respect, of MBL to engage in any type of banking or bank-related business in which MBL is permitted to engage under applicable law as of the date of this Agreement; or (vii) any agreement, written or oral, that obligates MBL for the payment of more than $10,000 annually.

(b) True and correct copies of agreements, plans, contracts, arrangements and instruments referred to in Section 3.07(a), if any, have been made available to HSB on or before the date hereof and are in full force and effect on the date hereof, and MBL (nor, to the knowledge of MBL, any other party to any such contract, plan, arrangement or instrument) has not materially breached any provision of, or is in default in any respect under any term of, any such contract, plan, arrangement or instrument. No party to any material contract, plan, arrangement or instrument as to which MBL is a party, will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the execution of, and the transactions contemplated by, this Agreement. None of the employees (including officers) of MBL possesses the right to terminate his/her employment and receive or be paid (or cause MBL to accrue on his/her behalf) benefits solely as a result of the execution of this Agreement or the consummation of the transactions contemplated thereby. No plan, contract, employment agreement, termination agreement, or similar agreement or arrangement to which MBL is a party or under which MBL may be liable contains provisions which permit any employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. No such agreement, plan, contract, or arrangement provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of MBL or upon the occurrence of a subsequent event. No such agreement, plan or arrangement with respect to officers or directors of MBL or to any of their respective employees, provides for benefits which may cause an “excess parachute payment” or the disallowance of a federal income tax deduction under Code Section 280G.

(c) Neither MBL nor its Subsidiary is in default under (an no event has occurred which, with due notice or lapse of time or both, would constitute a default under) or is in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject and, to the knowledge of MBL, no other party to any such agreement (excluding any loan or extension of credit made by MBL or its Subsidiary) is in default in any respect thereunder, except for such defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect on MBL.

Section 3.08 Ownership of Property; Insurance Coverage.

(a) MBL has good and, as to real property, marketable title to all material assets and properties owned by MBL in the conduct of its business, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the statements of financial condition contained in the MBL Regulatory Reports and in the MBL Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such statements of financial condition), and such property is not subject to material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the FHLB, inter-bank credit facilities, or any transaction by MBL acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. MBL, as lessee, has the right under valid and subsisting leases of real and personal properties used by MBL in the conduct of its businesses to occupy or use all such properties as presently occupied and used by it.

(b) MBL currently maintains insurance considered by MBL to be reasonable for its operations, in accordance with good business practice. MBL has not received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by MBL under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last two years, MBL has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies.

Section 3.09 Legal Proceedings. Except as set forth on Schedule 3.09, MBL is not a party to any, and there are no pending or, to the best of MBL’s knowledge, threatened legal, administrative, arbitration or other proceedings, actions or governmental investigations of any nature (a) against MBL, (b) to which MBL’s assets are or may be subject, (c) challenging the validity or propriety of any of the transactions contemplated by this Agreement or (d) which could adversely affect the ability of MBL to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (a) or (b) which, if adversely determined, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MBL.

Section 3.10 Compliance With Applicable Law.

(a) MBL and the MBL Subsidiary hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of its businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their business or otherwise have a Material Adverse Effect on MBL and the MBL Subsidiary taken as a whole.

(b) Neither MBL nor the MBL Subsidiary has received any notification or communication from any Regulatory Authority: (i) asserting that MBL or any MBL Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to MBL or the MBL Subsidiary; (iii) requiring or threatening to require MBL or any MBL Subsidiary, or indicating that MBL or any MBL Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of MBL or any MBL Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any material manner the operations of MBL (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither MBL nor any MBL Subsidiary is party to, nor has consented to any Regulatory Agreement.

(c) CRA, Anti-Money Laundering, OFAC and Customer Information Security. MBL has received a rating of “Satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act (“CRA”). MBL is not aware of, and has not been advised of, any facts or circumstances exist that would cause it: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or assigned a rating for CRA purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy act, the patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by it. MBL is not aware of any facts or circumstances that would cause it to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner which would cause either MBL or its Subsidiary to undertake any remedial action. The Board of Directors of MBL has adopted, and it has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and it has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

Section 3.11 Employee Benefit Plans.

(a) All existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, phantom stock, severance, welfare and fringe benefit plans, employment, severance and change in control agreements and all other benefit practices, policies and arrangements maintained by MBL or any MBL Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of MBL or any MBL Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “MBL Employee Plans”) have been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Age Discrimination in Employment Act, and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each MBL Employee Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and MBL is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the best knowledge of MBL, threatened action, suit or claim relating to any of the MBL Employee Plans (other than routine claims for benefits). Neither MBL nor any MBL Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any MBL Employee Plan that would reasonably be expected to subject MBL or any MBL Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof and subsequently expires as of the date next preceding the Merger Effective Date.

(b) Neither MBL nor any of its Subsidiaries has any commitment to create any additional MBL Employee Plan or to modify, change or renew any existing MBL Employee Plan.

(c) Neither MBL nor any MBL Subsidiary or any entity which is considered one employer with MBL under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an “ERISA Affiliate”) is a sponsor of or maintains a defined benefit Pension Plan or any MBL Employee Plan subject to Title IV of ERISA, or has any liability under any such plan that was previously sponsored or maintained by it. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any MBL Employee Plan or by any single employer plan of an ERISA Affiliate (an “ERISA Affiliate Plan”) within the 12-month period ending on the date hereof. To the best knowledge of MBL, there is no pending investigation or enforcement action by any Regulatory Authority with respect to any MBL Employee Plan or any ERISA Affiliate Plan.

(d) All material contributions required to be made under the terms of any MBL Employee Plan or ERISA Affiliate Plan or any employee benefit arrangements to which MBL or any MBL Subsidiary is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued monthly on MBL’s consolidated financial statements. MBL and its Subsidiary have expensed and accrued as a liability the present value of future benefits under each applicable MBL Employee Plan for financial reporting purposes as required by generally accepted accounting principles. Neither any Pension Plan nor any ERISA Affiliate Plan has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. None of MBL, any of its

Subsidiaries or any ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Pension Plan or to any ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, or (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.

(e) Except as set forth on Schedule 3.11, (i) neither MBL nor any MBL Subsidiary has any obligations to provide retiree health, life insurance, disability insurance, or other retiree death benefits under any MBL Employee Plan, other than benefits mandated by Section 4980B of the Code; and (ii) there has been no communication to employees by MBL or any MBL Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, disability insurance, or other retiree death benefits.

(f) MBL and its Subsidiaries do not maintain any MBL Employee Plans covering foreign employees.

(g) With respect to each MBL Employee Plan, if applicable, MBL has provided or made available to HSB copies of the: (i) trust instruments and insurance contracts; (ii) two most recent Forms 5500 filed with the IRS; (iii) most recent actuarial report and financial statement; (iv) the most recent summary plan description; (v) most recent determination letter issued by the IRS; (vi) any Form 5310 or Form 5330 filed with the IRS; and (vii) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

(h) The consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Merger Effective Date) (i) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (ii) result in the vesting or acceleration of any benefits under any MBL Employee Plan or (iii) result in any material increase in benefits payable under any MBL Employee Plan.

(i) Except as required by the continuation coverage requirements of Section 601 et. seq. of ERISA and Section 4980B of the Code or as is disclosed, MBL has no liability to provide post-retirement health or lifetime benefits to any employee or former employee of MBL.

Section 3.12 Brokers, Finders and Financial Advisors. Neither MBL, nor any of its officers, directors, employees or agents, has engaged or retained any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement.

Section 3.13 Environmental Matters.

(a) There is no suit, claim, action, notice, demand, executive or administrative order, directive, investigation or proceeding pending or, to the knowledge of MBL or the MBL Subsidiaries, threatened before any court, governmental agency or board or other forum against any of them (i) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (ii) relating to the presence of or release (as defined in the Comprehensive Environmental Response, Compensation and Liability Act) into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by any of them.

(b) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the knowledge of MBL or its Subsidiary, threatened before any court, governmental agency or board or other forum relating to or against any Loan Property (or MBL its MBL Subsidiary in respect of such Loan Property) (i) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (ii) relating to the presence of or release into the environment of any Hazardous Material.

(c) To the best knowledge of MBL, the properties currently owned or operated by MBL and its Subsidiary (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Hazardous Material other than as permitted under any applicable Environmental Law.

(d) Neither MBL nor its Subsidiary have received any notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party indicating that they may be in violation of, or liable under, any Environmental Law.

(e) Except as set forth on Schedule 3.13, there are no underground storage tanks on, in or under any properties owned or operated by MBL or its Subsidiary and no underground storage tanks have been closed or removed from any properties owned or operated by MBL or its Subsidiary.

(f) During the period of ownership or operation by MBL of any of its current properties, there has been no contamination by or release of Hazardous Materials in, on, under or affecting such properties, except in compliance with Environmental Laws.

(g) Neither MBL nor its Subsidiary have conducted any environmental studies during the past five years with respect to any properties owned or leased by them.

(h) As used in this section the term “Loan Property” means any property in which the applicable party (or a Subsidiary of it) holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

Section 3.14 Loan Portfolio.

(a) With respect to each loan owned by MBL in whole or in part (each, a “Loan”):

(i) the mortgage and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affective creditors’ rights and to general equity principles;

(ii) neither MBL nor any prior holder of a Loan, has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the mortgage or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file;

(iii) MBL is the sole holder of legal and beneficial title to each Loan (or any applicable participation interest, as appropriate), except as otherwise referenced on the books and records of MBL;

(iv) to the best knowledge of MBL, the mortgage and the related security documents, copies of which are included in the Loan files, are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Loan file;

(v) there is no pending or, to the knowledge of MBL, threatened condemnation proceeding or similar proceeding affecting the property that serves as security for a Loan, except as otherwise referenced on the books and records of MBL;

(vi) there is no litigation or proceeding pending or, to the knowledge of MBL, threatened relating to the property that serves as security for a Loan that would have a Material Adverse Effect upon the related Loan, except as otherwise disclosed by documents in the applicable Loan file;

(vii) with respect to a Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable, except as otherwise disclosed by documents in the applicable Loan file subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affective creditors’ rights and to general equity principles; and

(viii) no representation or warranty set forth in this Section 3.14(a) shall be deemed to be breached unless such breach, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on MBL.

(b) The allowance for possible losses reflected in MBL’s audited statement of condition at December 31, 2006 was, and the allowance for possible losses shown on the MBL Regulatory Reports for periods ending after March 31, 2007, in the opinion of management, have been and will be, adequate, as of the dates thereof, under GAAP.

(c) The other real estate owned (“OREO”) included in any non-performing assets of MBL is carried net of reserves at the lower of cost or fair value, less estimated selling costs, based on current independent appraisals or evaluations or current management appraisals or evaluations; provided, however, that “current” shall mean within the past twelve months. To the best knowledge of MBL, the information with respect to the Loans furnished to HSB by MBL is true and complete in all material respects.

Section 3.15 Related Party Transactions. MBL is not a party to any transaction (including any loan or other credit accommodation) with an Affiliate except, however, as to any existing Loan to MBL directors securing their personal residences. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to an Affiliate is presently in default or, during the three-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. MBL has not been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation is inappropriate.

Section 3.16 Deposits. None of the deposits of MBL is a “brokered” deposit as defined in 12 U.S.C. Section 1831f(g).

Section 3.17 Derivative Transactions. MBL has not entered into any futures contract, option contract, interest rate caps, interest rate floors, interest rate exchange agreement or other derivative instruments.

Section 3.18 Information to be Supplied. The information supplied, or to be supplied, by MBL and the MBL Subsidiaries for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority, be accurate in all material respects.

Section 3.19 Schedule of Termination Benefits. MLB Disclosure Schedule 3.19 includes a schedule of all termination benefits and related payments that would be payable to the individuals identified thereon, under any and all employment agreements, special termination agreements, supplemental executive retirement plans, deferred compensation or deferred bonus plans, salary continuation plans or any compensation arrangement or other pension benefit or welfare benefit plan maintained by MLB for the benefit of officers or directors of MLB other than MLB’s tax-qualified plans (the “Benefits Schedule”), if their employment or service is terminated as of December 31, 2007, assuming the Closing Date occurs as of such date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF HSB

HSB represents and warrants to MBL that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date was substituted for the date of this Agreement throughout this Article IV), except as set forth in the HSB Disclosure Schedules delivered by HSB on the date hereof and except as to any representation or warranty which specifically relates to an earlier date. HSB has made a good faith effort to ensure that the disclosure on each schedule of the HSB Disclosure Schedules corresponds to the section referenced herein. The mere inclusion of a fact, circumstance or event in a Disclosure Schedule shall not be deemed an admission by a party that such item represents a material exception or that such item is reasonably likely to result in a Material Adverse Effect. For purposes of the HSB Disclosure Schedules, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant.

Section 4.01 Organization.

(a) HSB is an Illinois stock savings bank duly organized, validly existing and in good standing under the laws of Illinois and has all requisite authority and power to own, lease and operate its properties and to conduct the business currently conducted by it. The deposits of HSB are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due by HSB. Each HSB Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority and power to own, lease and operate its properties and to conduct the business currently conducted by it.

(b) HSB is a member in good standing of the FHLB and owns the requisite amount of stock therein.

(c) The respective minute books of HSB and each HSB Subsidiary accurately record, in all material respects, all material corporate actions of their respective members, stockholders and boards of directors (including committees), as applicable, through the date of this Agreement.

Section 4.02 Authority; No Violation.

(a) HSB has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by HSB and the completion by HSB of the transactions contemplated hereby have been duly and validly approved by the requisite vote of the Board of Directors of HSB, and no other corporate proceedings on the part of HSB, other than stockholder approval, are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by HSB; and the Bank Merger has been duly and validly approved by the Board of Directors of HSB and, subject to receipt of the required approvals of the Regulatory Authorities, constitutes the valid and binding obligations of HSB, enforceable against HSB in accordance with its terms, subject to applicable bankruptcy, insolvency, the conservatorship or receivership provisions of the FDIA and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

(b) Subject to the receipt of approvals from the Regulatory Authorities referred to in Section 5.03 hereof and the compliance by MBL and HSB with any conditions contained therein,

(i) the execution and delivery of this Agreement by HSB,

(ii) the consummation of the transactions contemplated hereby, and

(iii) compliance by HSB with any of the terms or provisions hereof,

will not (x) conflict with or result in a breach of any provision of the charter, articles of incorporation or bylaws of HSB or any HSB Subsidiary; (y) to the best knowledge of HSB, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to HSB or any HSB Subsidiary or any of their respective properties or assets; or (z) violate, conflict with, result in a breach of any provisions of, constitute a default under (or an event which, with notice or lapse of time, or both, would constitute a default under), result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of HSB under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which HSB is a party, or by which it or any of its properties or assets may be bound or affected, except for violations which, individually or in the aggregate, would not have a Material Adverse Effect on HSB.

Section 4.03 Consents. Except for consents, approvals, filings and registrations from or with the Regulatory Authorities and compliance with any conditions contained therein and the appropriate filings to be made with the Regulatory Authorities, no consents, waivers or approvals of, or filings or registrations with, any governmental authority are necessary, and no consents, waivers or approvals of or any filings or registrations with, any third parties are necessary, or will be, in connection with (a) the execution and delivery of this Agreement by HSB, and (b) the completion by HSB of the transactions described in or contemplated hereby.

HSB has no reason to believe that (a) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would materially adversely impact the parties’ ability to complete the transactions described in this Agreement or that would be inconsistent with the terms set forth in this Agreement, or (b) any public body or authority, the consent or approval of which is not required or any filing which is not required, will object to the completion of the transactions described in this Agreement.

Section 4.04 Financial Statements.

(a) The HSB Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present, or will fairly present in all material respects, the consolidated financial position, results of operations and equity of HSB, as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

(b) The HSB Financials have been prepared from the books and records of HSB in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments), the consolidated financial condition, results of operations and cash flows of HSB and its Subsidiaries as of and for the respective periods ending on the dates thereof, in accordance with GAAP applied on a consistent basis during the periods involved.

(c) At the date of each statement of financial condition included in the HSB Financials or the HSB Regulatory Reports, HSB did not have, and will not have, any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such HSB Financials or HSB Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice.

Section 4.05 Absence of Certain Changes. Except as provided for or contemplated in this Agreement, HSB has not suffered any Material Adverse Effect since March 31, 2007 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on HSB.

Section 4.06 Legal Proceedings. HSB is not a party to any, and there are no pending or, to the best of HSB’s knowledge, threatened legal, administrative, arbitration or other proceedings, actions or governmental investigations of any nature (a) against HSB, (b) to which HSB’s assets are or may be subject, (c) challenging the validity or propriety of any of the transactions contemplated by this Agreement or (d) which could adversely affect the ability of HSB to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (a) or (b) which, if adversely determined, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on HSB.

Section 4.07 Compliance With Applicable Law.

(a) HSB and the HSB Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their businesses nor otherwise have a Material Adverse Effect on HSB and its Subsidiaries taken as a whole.

(b) Neither HSB nor any HSB Subsidiary has received any notification or communication from any Regulatory Authority: (i) asserting that HSB or any HSB Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to HSB or any HSB Subsidiary; (iii) requiring or threatening to require HSB or any HSB Subsidiary, or indicating that HSB or any HSB Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any manner the operations of HSB or any HSB Subsidiary, including without limitation any restriction or payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any material manner the operations of HSB (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither HSB nor any HSB Subsidiary is a party to, nor has consented to any Regulatory Agreement.

(c) CRA, Anti-Money Laundering, OFAC and Customer Information Security. HSB has received a rating of “Satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act (“CRA”). HSB is not aware of, and has not been advised of, any facts or circumstances exist that would cause it: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or assigned a rating for CRA purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by it. HSB is not aware of any facts or circumstances that would cause it to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner which would cause either HSB or its Subsidiary to undertake any remedial action. The Board of Directors of HSB has adopted, and it has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and it has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

Section 4.08 Information to be Supplied. The information supplied, or to be supplied, by HSB for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority, be accurate in all material respects.

ARTICLE V

COVENANTS OF THE PARTIES

Section 5.01 Conduct of MBL’s Business.

(a) From the date of this Agreement to the Closing Date, MBL will conduct its business and engage in transactions, including extensions of credit, only in the ordinary course, consistent with past practice and policies in existence on the date hereof, except as otherwise required or contemplated by this Agreement or with the written consent of HSB. MBL will use its reasonable good faith efforts, to (i) preserve its business organizations intact, (ii) maintain good relationships with its employees, and (iii) preserve the goodwill of its customers and others with whom business relationships exist.

(b) From the date hereof to the Closing Date, except as otherwise consented to or approved by HSB, in writing (which approval will not be unreasonably delayed or withheld) or as contemplated or required by this Agreement, MBL will not:

(i) amend or change any provision of its Articles of Incorporation or bylaws;

(ii) grant or agree to pay any bonus, severance or termination to, enter into or amend, or take any action (other than executing this Agreement) that would trigger obligations under any employment agreement, severance agreement, supplemental executive agreement, or similar agreement or arrangement with any of its directors, officers or employees, or increase in any manner the compensation or fringe benefits of any employee, officer or director or hire any new employees other than tellers in the normal course of operations, appoint or elect any new directors or retain any new consultants or independent contractors;

(iii) enter into or, except as may be required by law or by the terms of this Agreement, modify any pension, retirement, stock option, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution or defined benefit plan not in the ordinary course of business consistent with past practice; or materially amend any MBL Employee Plan;

(iv) merge or consolidate with any other corporation; sell or lease all or any substantial portion of its assets; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between MBL and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; file an application for the relocation or termination of any existing branch office, or file an application to establish a new branch office;

(v) sell or otherwise dispose of any asset of MBL, other than in the ordinary course of business consistent with past practice; subject any MBL asset to any lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, and FHLB advances established in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money);

(vi) take any action which would result in any of the representations and warranties of MBL set forth in Article III becoming untrue at any time prior to the Closing Date or in any of the conditions set forth in Article VI hereof not being satisfied or result in a violation of any provision of this Agreement;

(vii) change any method, practice or principle of accounting, except as may be required from time to time by GAAP or any Regulatory Authority responsible for regulating MBL;

(viii) waive, release, grant or transfer any material rights or item of value or modify or change in any material respect any existing material agreement or indebtedness to which MBL is a party, other than in the ordinary course of business, consistent with past practice;

(ix) restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(x) make, increase, compromise, extend, renew or modify any existing loan or commitment or credit facility other than residential loans conforming to Fannie Mae standards and consumer loans in amounts of $10,000 or less (or $40,000 in the case of automobile loans), in all cases consistent with past practices and lending policies as in effect on the date of this Agreement;

(xi) enter into, renew, extend or modify any other transaction with any Affiliate;

(xii) enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or, except in the ordinary course of business and consistent with past practice, take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(xiii) make any change in policies with regard to the extension of credit, the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon, investment, asset/liability management or other material banking policies in any material respect except as may be required by changes in applicable law or regulations or in GAAP or by applicable Regulatory Authorities;

(xiv) make any capital expenditures, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

(xv) purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(xvi) incur any non-deposit liability in excess of $10,000 other than in the ordinary course of business consistent with past practices;

(xvii) undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to its customers as part of its banking business, involving a payment of more than $10,000 annually, or containing a material financial commitment and extending beyond twelve months from the date hereof;

(xviii) settle any claim, action or proceeding or impose any material restriction on its operations or the operations of any of its Subsidiaries;

(xix) make any sale, assignment, transfer, pledge, hypothecation or other disposition of any assets, other than pledges of assets to secure government deposits, sales of assets received in satisfaction of debts previously contracted in the normal course of business, transactions in the investment securities portfolio by MBL, sales of residential loans in the secondary market in the ordinary course of business and consistent with past practice, or repurchase agreements made in the ordinary course of business, consistent with past practice;

(xx) make any investment in any security, including mortgage-backed and mortgage-related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than one year;

(xxi) materially increase or decrease the rate of interest paid on its deposits, except in a manner consistent with past practices and pursuant to policies in effect on the date hereof; or

(xxii) take any action that would cause the Merger to fail to qualify for “pooling of interest” accounting treatment under GAAP;

(xxiii) foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon indicating that there is no apparent violation of or liability under the Environmental Laws, provided, however, that it shall not be required to obtain such a report with respect to one- to four-family, non-agricultural residential property of five (5) acres or less to be foreclosed upon unless it has reason to believe that such property might be in violation of or require remediation under Environmental Laws; or

(xxiv) agree to take any action prohibited by this Section.

Section 5.02 Access; Confidentiality.

(a) MBL shall permit HSB and its representatives reasonable access to its properties and make available to them all books, papers and records relating to the assets, properties, operations, obligations and liabilities of MBL, including, but not limited to, all books of account (including the general ledger), tax records, minute books of meetings of boards of directors (and any committees thereof), and members, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, accountants’ work papers, litigation files, plans affecting employees, and any other business activities or prospects in which HSB may have a reasonable interest (provided that MBL shall not be required to provide access to any information that would violate its attorney-client privilege or any employee or customer privacy policies, laws or regulations). MBL shall make its respective officers, employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with HSB and its representatives. In addition, from the date of this Agreement through the Closing Date, MBL shall permit employees of HSB reasonable access to information relating to problem loans, loan restructurings and loan workouts of MBL. The parties will hold all such information delivered in confidence, shall not disclose such information to any other party and shall not use such information for any purpose unrelated to this Agreement and the transactions contemplated herein.

(b) MBL shall permit HSB, at its expense, to cause a “phase I” and a “phase II” environmental audit to be performed at any physical location owned or occupied by MBL or on which it has a security interest, provided that the initial phase I audit is contracted for within fifteen days of the date of this agreement and commenced as soon as practicable thereafter and that any phase II audit is contracted for within fifteen days of HSB’s receipt of the final phase I report and commenced as soon as practicable thereafter.

(c) HSB agrees to conduct such investigations and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of the other party.

(d) In addition to the access permitted by subparagraph (a) above, from the date of this Agreement through the Closing Date, MBL shall permit employees of HSB reasonable access to information relating to problem loans, loan restructurings and loan work-outs of MBL.

(e) HSB’s executive officers shall be invited and entitled to attend all meetings of the board of directors of MBL; provided, however, that no more than two such officers may attend any particular meeting and such individuals may be excluded from any portions of MBL Board meetings involving discussions relating to HSB’s compliance with this Agreement. Board packages and notices shall be submitted by MBL to the Chief Executive Officer of HSB simultaneously with their submission to MBL’s board members.

Section 5.03 Regulatory Matters and Consents.

(a) HSB will, in consultation with MBL, prepare all Applications and make all filings for, and use its best efforts to obtain as promptly as practicable after the date hereof, all necessary permits, consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement. The parties together will prepare the proxy materials with respect to the MBL members meeting and MBL’s Board shall recommend approval of this Agreement to MBL’s members in the proxy materials and not withdraw such recommendation. HSB and MBL shall file the Applications (including the proposed MBL proxy materials) within forty-five (45) days of the date of this Agreement, or as soon thereafter as is practicable.

(b) MBL will furnish HSB with all information concerning MBL as may be necessary or advisable in connection with any Application or filing made by or on behalf of HSB to any Regulatory Authority in connection with the transactions contemplated by this Agreement.

(c) HSB and MBL will promptly furnish the other with copies of all material written communications to, or received by them, from any Regulatory Authority in respect of the transactions contemplated hereby, except information which is filed by either party which is designated as confidential.

(d) HSB will use its best efforts to obtain all necessary regulatory approvals to effectuate the transactions contemplated by this Agreement and related exhibits and appendices.

(e) MBL will use its best efforts to obtain all necessary regulatory approvals to effectuate the transactions contemplated by this Agreement and related exhibits and appendices.

(f) MBL shall hold a meeting of members no later than sixty (60) days after the date of regulatory approval of its proxy materials to consider this Agreement and shall recommend approval of the Agreement by MBL members at that meeting.

(g) The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Regulatory Authorities. Each party will furnish the other party with copies of all Applications prior to filing with any Regulatory Authority and provide the other party a reasonable opportunity to comment upon changes to such Applications, and copies of all Applications filed by each party.

(h) MBL and HSB will cooperate with each other in the foregoing matters and will furnish the responsible party with all information concerning it and its Subsidiaries as may be necessary or advisable in connection with any Application or filing made by or on behalf of HSB or MBL to any Regulatory Authority in connection with the transactions contemplated by this Agreement, and such information will be accurate and complete in all material respects. In connection therewith, each party will provide certificates and other documents reasonably requested by the other.

Section 5.04 Taking of Necessary Action. HSB and MBL shall each use its best efforts in good faith to (a) furnish such information as may be required in connection with the preparation of the documents referred to in Section 5.03 of this Agreement, and (b) take or cause to be taken all action necessary or desirable on its part using its best efforts so as to permit completion of the Merger and the transactions contemplated by this Agreement including any commercially reasonable bylaw amendments as may be suggested by HSB to facilitate the special meeting of members.

Section 5.05 Certain Agreements.

(a) HSB shall maintain in effect for three years from the Merger Effective Date the current directors’ and officers’ liability insurance policy maintained by MBL or provide a policy providing comparable coverage and amounts on terms and conditions no less favorable for the officers and directors currently covered by MBL’s existing policy with respect to matters occurring prior to the Closing Date; provided however, that in no event shall HSB be obligated to expend, to maintain or provide insurance coverage pursuant to this Section 5.05(a), an amount in aggregate in excess of 150% of the amount of annual premium paid by MBL as of the date hereof for such insurance (“Maximum Insurance Amount”); provided, further; that if the aggregate amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Insurance Amount, HSB shall obtain the most advantageous coverage obtainable for an appropriate premium equal to the Maximum Insurance Amount. In connection with the foregoing, MBL agrees to provide such insurer or substitute insurer with such representations as such insurer may request with respect to the reporting of any prior claims.

(b) For a period of six years from the Merger Effective Date, HSB and HSB MHC agree to indemnify, defend and hold harmless each present and former director and officer of MBL and the MBL Subsidiaries determined as of the Closing Date (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees and expenses), liabilities, judgments or amounts paid in settlement (with the approval of HSB and HSB MHC, which approval shall not be unreasonably withheld or delayed) or in connection with any claim, action, suit, proceeding or investigation arising out of matters existing or occurring at or prior to the Merger Effective Date (a “Claim”) in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director or officer of MBL, regardless of whether such Claim is asserted or claimed prior to, at or after the Closing Date, to the fullest extent to which directors and officers of MBL are entitled under applicable law, MBL’s articles and bylaws, (and HSB shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the extent permissible to an Illinois savings bank, or MBL’s articles and bylaws; provided, that the person to whom expenses are advanced provides an undertaking to repay such expenses if it is ultimately determined that such person is not entitled to indemnification). All rights to indemnification in respect of a Claim asserted or made within the period described in the preceding sentence shall continue until the final disposition of such Claim.

(c) Any Indemnified Party wishing to claim indemnification under Section 5.05(b), upon learning of any Claim, shall promptly notify HSB, but the failure to so notify shall not relieve HSB of any liability it may have to such Indemnified Party except to the extent that such failure materially prejudices HSB. In the event of any Claim, (i) HSB shall have the right to assume the defense thereof (with counsel reasonably satisfactory to the Indemnified Party) and shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that, if HSB elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between HSB and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and HSB shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, provided further that HSB shall in all cases be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (ii) the Indemnified Parties will cooperate in the defense of any such Claim and (iii) HSB shall not be liable for any settlement effected without its prior written consent (which consent shall not unreasonably be withheld or delayed).

(d) In the event HSB or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not continue or survive such consolidation or merger, or (ii) liquidates, dissolves, transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of HSB assume the obligations set forth in this Section 5.05.

(e) The provisions of this Section 5.05 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and personal representatives.

Section 5.06 Duty to Advise; Duty to Update the MBL Disclosure Schedules. MBL shall promptly advise HSB of any change or event having a Material Adverse Effect on MBL or which MBL believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants set forth herein. MBL shall update the MBL Disclosure Schedules as promptly as practicable after the occurrence of an event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in the MBL Disclosure Schedules. The delivery of such updated MBL Disclosure Schedules shall not relieve MBL from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Sections 6.02(c) hereof.

Section 5.07 Conduct of HSB’s Business. From the date of this Agreement to the Closing Date, HSB will use its best efforts to (a) preserve its business organizations intact, (b) maintain good relationships with employees, and (c) preserve for itself the goodwill of customers of HSB. From the date of this Agreement to the Closing Date, HSB will not (i) amend its articles or bylaws in any manner inconsistent with the prompt and timely consummation of the transactions contemplated by this Agreement; (ii) take any action which would result in any of the representations and warranties of HSB set forth in Article IV of this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article VI hereof not being satisfied, except in each case as may be required by applicable law; (iii) take any action which would or is reasonably likely to adversely effect or materially delay the receipt of the necessary approvals from the Regulatory Authorities; (iv) take action which would or is reasonably likely to materially and adversely affect HSB’s ability to perform its covenants and agreements under this Agreement; (v) take any action that would result in any of the conditions to the transactions contemplated by this Agreement not being satisfied; or (vi) agree to do any of the foregoing.

Section 5.08 Board and Committee Minutes. MBL shall provide to HSB, within five (5) days after Board approval of the minutes of any meeting of its Board of Directors, or any committee thereof, or any senior management committee, a copy of the minutes of such meeting, except that with respect to any meeting held within twenty-five (25) days of the Closing Date, such minutes shall be provided prior to the Closing Date. MBL may exclude from the minutes matters (a) relating to merger negotiations or (b) relating to MBL’s discussions of possible breaches of this Agreement by HSB.

Section 5.09 Undertakings by the Parties.

(a) From and after the date of this Agreement:

(i) List of Nonperforming Assets. MBL shall provide HSB, within ten (10) days of the end of each calendar month, a written list of nonperforming assets (the term “nonperforming assets,” for purposes of this subsection, means (a) a loan that represents a “troubled debt restructuring” as defined in Statement of Financial Accounting Standards No. 15,

“Accounting by Debtors and Creditors for Troubled Debt Restructuring,” (b) loans on nonaccrual, (c) real estate owned, (d) all loans ninety (90) days or more past due as of the end of such month and (e) and impaired loans.

(ii) Reserves and Merger-Related Costs. On or no more than fifteen (15) days before the Merger Effective Date, and at the request of HSB, MBL shall establish such additional accruals and reserves as may be necessary to conform the accounting reserve practices and methods (including credit loss practices and methods) of MBL to those of HSB (as such practices and methods are to be applied to HSB from and after the Closing Date) and HSB’s plans with respect to the conduct of the business of MBL following the Merger and otherwise to reflect Merger-related expenses and costs incurred by MBL; provided, however, that no accrual or reserve made by MBL or any MBL Subsidiary pursuant to this subsection, or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach or violation of any representation, warranty, covenant, condition or other provision of this Agreement or constitute a termination event within the meaning of Section 7.01(b) hereof. No action shall be required to be taken by MBL pursuant to this Section 5.08(ii) if, in the opinion of MBL’s independent auditors, such action would contravene GAAP or any regulations or guidance of the Regulatory Authorities with oversight responsibility for MBL.

(iii) Systems Conversions. MBL and HSB shall meet on a regular basis to discuss and plan for the conversion of MBL’s data processing and related electronic informational systems to those used by HSB, which planning shall include, but not be limited to, discussion of the possible termination by MBL of third-party service provider arrangements effective at the Merger Effective Date or at a date thereafter, non-renewal of personal property leases and software licenses used by MBL in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services it being understood that unless MBL otherwise agrees, no conversion shall take place prior to the Merger Effective Date. MBL shall take, at the request of HSB, any action HSB requests to facilitate the systems conversions including the payment or prepayment of any applicable termination fees, expenses or charges, provided that HSB shall indemnify MBL against any such fees, expenses and charges, (including the cost of reversing the conversion processes) if the Merger is not consummated primarily due to the fault of HSB.

(iv) Financial Statements. From the date of this Agreement through the Merger Effective Date, MBL shall provide HSB, within twenty (20) days of the end of the month, a copy of MBL’s monthly financial statements and Board reports.

(b) From and after the date of this Agreement, HSB and MBL shall each:

(i) Filings and Approvals. Cooperate with the other in the preparation and filing, as soon as practicable, of (A) the Applications, (B) all other documents necessary to obtain any other approvals and consents required to effect the completion of the Merger, and the transactions contemplated by this Agreement, and (C) all other documents contemplated by this Agreement;

(ii) Public Announcements. Cooperate and cause their respective officers, directors, employees and agents to cooperate in good faith, consistent with their respective legal obligations, in the preparation and distribution of, and agree upon the form and substance of, any press release related to this Agreement and the transactions contemplated hereby, and any other public disclosures related thereto, including without limitation communications to members, internal announcements and customer disclosures, but nothing contained herein shall prohibit either party from making any disclosure which its counsel deems necessary, provided that the disclosing party notifies the other party reasonably in advance of the timing and contents of such disclosure;

(iii) Maintenance of Insurance. Maintain insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business;

(iv) Maintenance of Books and Records. Maintain books of account and records in accordance with GAAP applied on a basis consistent with those principles used in preparing the financial statements heretofore delivered; and

(v) Taxes. File all Federal, state, and local tax returns required to be filed by them on or before the date such returns are due (including any extensions) and pay all taxes shown to be due on such returns on or before the date such payment is due.

Section 5.10 Employee and Termination Benefits; Directors and Management.

(a) HSB shall endeavor to offer employment to all employees of MBL (except for Marion Morin, Kathy Daugherty, Roberta Skelton, and Beth Hatteburg) as of the Merger Effective Date, subject to due diligence and review of its staffing needs (“Continuing Employees”). Offers of employment shall be on such terms and conditions as HSB determines in its sole discretion. All full time MBL employees who remain employed with MBL through a date selected by HSB within 30 days following the Closing Date will be entitled to a one thousand dollar ($1,000) bonus, payable by MBL within five business days of such date. Continuing Employees will become subject to HSB’s employment policies (including applicable to compensation, bonuses and vacation), effective as of the Closing Date. Continuing Employees will receive credit for service with MBL for purposes of eligibility and vesting with respect to HSB’s employee benefit plans, policies and programs, including HSB’s 401(k) Plan, sick policy and vacation policy, except as specifically noted to the contrary herein.

(b) In the sole discretion of HSB, MBL’s 401(k) Plan shall be frozen, terminated or merged into HSB’s 401(k) Plan. With respect to HSB’s 401(k) plan, Continuing Employees will receive credit for service with MBL for purposes of vesting and determination of eligibility to participate. It is expected that Continuing Employees who satisfy the conditions for eligibility as of the Closing Date shall be entitled to participate in the HSB 401(k) Plan from the later of January 1, 2008 or the Closing Date, provided, however, that such participation shall be coordinated with the termination or freeze or merger of the MBL 401(k) Plan so that no gap in coverage under a 401(k) plan will occur for Continuing Employees. It is expected that the HSB 401(k) Plan matching contribution for 2008 will be equal to 50% of the first six percent of compensation contributed by employees who participate in the HSB 401(k) Plan. With respect to HSB’s tax-qualified defined benefit pension plan, it is anticipated that such plan will be frozen prior to the Closing Date and no new employees will be eligible for participation. If such plan is not frozen prior to the Closing Date, Continuing Employees will be considered new employees for purposes of eligibility, vesting and benefit accrual under HSB’s tax-qualified defined benefit pension plan.

(c) In the event of the termination of any MBL health, disability or life insurance plan, or the consolidation of any MBL health, disability or life insurance plan with any HSB health, disability or life insurance plan, HSB shall, as soon as practicable, make available to Continuing Employees and their dependents employer-provided health, disability or life insurance coverage on the same basis as it provides such coverage to employees of HSB. Unless a Continuing Employee affirmatively terminates coverage under a MBL health, disability or life insurance plan prior to the time that such Continuing Employee becomes eligible to participate in the HSB health, disability or life insurance plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the MBL health, disability or life insurance plans prior to the time such Continuing Employees and their dependents become eligible to participate in such plans, programs and benefits common to all employees of HSB and their dependents. Terminated MBL employees and qualified beneficiaries will have the right to continue coverage under group health plans of HSB in accordance with Code Section 4980B(f). Continuing Employees who become covered under a HSB health plan shall be required to satisfy the deductible limitations or coinsurance requirements of the HSB health plan for the plan year in which the coverage commences, with offset for deductibles or coinsurance amounts satisfied under the MBL health plan. In the event of any termination of any MBL health plan, or consolidation of any MBL health plan with any health plan of HSB, any pre-existing condition, limitation or exclusion in the health plan of HSB shall not apply to Continuing Employees or their covered dependents who have satisfied such pre-existing condition exclusion waiting period under a MBL health plan with respect to such pre-existing condition on the Effective Time and who then change that coverage to the health plan of HSB at the time such Continuing Employee is first given the option to enroll in such health plan. HSB generally intends to increase the compensation of Continuing Employees (other than Mr. Harseim) at the Closing Date, to compensate such persons for the lower level in employer paid premiums under the HSB health plan as compared to the MBL health plan.

(d) Promptly following the Closing Date, HSB shall offer to appoint two members of the MBL board to the board of directors of HSB and HSB MHC shall offer to appoint such persons to the Board of HSB MHC and its subsidiary, Harvard Illinois Financial Corporation. All MBL outside directors and directors emeritus, other than those persons appointed to the HSB board of directors, shall be appointed to an advisory board of HSB for a one-year term. Thereafter, continuation of the advisory board for an additional year shall be considered annually, and if continued, all such members shall be re-appointed, subject to an advisory board member’s removal by the HSB board for cause or due to attainment of the mandatory retirement age of 70. Advisory board fees will be paid based on attendance at rates currently paid to regular and emeritus MBL directors. The names of the Advisory board members will appear in HSB’s statement of condition provided to customers or posted in its offices. Advisory board members will not have a vote with respect to any matters presented to the Board. MBL’s existing directors’ emeritus retirement and deferred compensation plans shall continue to be maintained by HSB but shall be frozen to new participants. In addition, no further deferrals shall be permitted under any such deferred compensation plan commencing January 2008, unless specifically authorized by a resolution of the board of directors of HSB prior to December 15, 2007. In the event that any such plan is required to be amended to comply with Code Section 409A, such amendments shall be permitted to be made by MBL prior to the Closing Date, provided, however, that no new elections with respect to the form or timing of distributions shall be permitted except as specifically authorized in writing by HSB.

(e) With respect to any full time MBL employee who is informed by HSB that his or her employment will not be continued by HSB, or who is terminated by HSB within one year of the Closing Date (other than due to termination for cause), HSB shall pay, or shall cause MBL if such termination occurs prior to the Closing Date to pay, such persons a severance benefit equal to six (6) months’ base salary.

(f) Henry Harseim shall be offered the position of President of the Morris Building and Loan Division of HSB and Sandy Bednarik shall be offered the position of Assistant Vice President-Controller of HSB, effective as of the Closing Date. In the event Mr. Harseim accepts the position of President of the Morris Building and Loan Division of HSB, he shall receive, in addition to a base salary at least as high as his current salary and other employee benefits generally available to employees of HSB, an automobile allowance of $300 per month until his retirement or other termination of employment. In addition, HSB will continue to pay Mr. Harseim’s country club dues until his retirement or other termination of service. HSB will continue the Salary Continuation Plan for the benefit of Mr. Harseim until his retirement, in accordance with the terms of said plan. In addition, HSB shall pay all health insurance premiums for Mr. Harseim and his spouse until Mr. Harseim’s retirement or termination of employment.

Section 5.11 Duty to Advise; Duty to Update HSB’s Disclosure Schedules. HSB shall promptly advise MBL of any change or event having a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants set forth herein. HSB shall update HSB’s Disclosure Schedules as promptly as practicable after the occurrence of an event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in the HSB Disclosure Schedule. The delivery of such updated Schedules shall not relieve HSB from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Section 6.01(c) hereof.

Section 5.12 Merger Proposals.

(a) Except as permitted by this Agreement, MBL shall not, and shall not authorize or permit any of its Subsidiaries or any of their respective officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by MBL to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing any public and/or non-public information), or take any other action to facilitate, any inquiries, discussions or the making of any proposal that constitutes or could reasonably be expected to lead to a Merger Proposal, (ii) participate in any discussions or negotiations, or otherwise communicate in any way with any person (other than communication with HSB), regarding a Merger Proposal, or (iii) enter into or consummate any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the transactions contemplated hereby. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of MBL or any investment banker, financial advisor, attorney, accountant or other representative retained by such party shall be deemed to be a breach of this Section 5.12 by MBL.

(b) MBL will notify HSB immediately orally (within one day) and in writing (within three days) of any Merger Proposal, any request for public and/or non-public information that could reasonably be expected to lead to a Merger Proposal, or any inquiry with respect to or that could reasonably be expected to lead to a Merger Proposal, including, in each case, the identity of the person making such Merger Proposal, request or inquiry and the terms and conditions thereof, and shall provide to HSB written materials received by MBL in connection therewith. MBL will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. MBL will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence of Section 5.12(a) of the obligations undertaken under Section 5.12. MBL will promptly request each person (other than HSB) that has executed a confidentiality agreement prior to the date hereof in connection with its consideration of a business combination to return or destroy all confidential information previously furnished to such person by or on behalf of MBL. MBL shall not release any third party from, or waive any provisions of, any confidentiality agreements to which it is a party.

Section 5.13 Classified Loan Update. MBL shall promptly inform HSB in writing of any Loan the original principal balance of which exceeds $10,000 that becomes classified in the manner described in Section 3.14(c) hereof, or any Loan the classification of which is changed at any time after the date of this Agreement.

Section 5.14 Operation of Premises. It is the current intention of HSB to operate from the facility located at 211 East Jefferson Street, Morris, Illinois for a period of at least three (3) years from and after the closing of the transactions contemplated by this Agreement.

ARTICLE VI

CONDITIONS

Section 6.01 Conditions to Obligations of MBL Under this Agreement. The obligations of MBL under this Agreement shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by MBL pursuant to Section 8.03 hereof:

(a) Corporate Proceedings. All action required to be taken by, or on the part of HSB to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement, shall have been duly and validly taken by HSB and MBL shall have received certified copies of the resolutions evidencing such authorizations.

(b) Covenants. The obligations and covenants of HSB required by this Agreement to be performed by HSB at or prior to the Closing Date shall have been duly performed and complied with in all material respects.

(c) Representations and Warranties. Each of the representations and warranties of HSB in this Agreement that is qualified as to materiality shall be true and correct, and each such representation or warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date, except where the failure to be so true and correct, individually or in the aggregate, has, or is reasonably likely to have a Material Adverse Effect on HSB.

(d) Approvals of Regulatory Authorities. The Merger shall have received all required approvals of Regulatory Authorities and all notice and waiting periods required thereunder shall have expired or been terminated.

(e) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby. No administrative agency or commission or other governmental authority or instrumentality shall have instituted any proceeding for the purpose for enjoining or prohibiting the consummation of the transactions contemplated by this Agreement. No statute, rule or regulation shall have been enacted or promulgated by any administrative agency or commission or other governmental authority or instrumentality, which prohibits or makes illegal the consummation of the Merger.

(f) Officer’s Certificate. HSB shall have delivered to MBL a certificate, dated the Closing Date and signed, without personal liability, by its president and chief financial officer, to the effect that the conditions set forth in subsections (b) and (c) of this Section 6.01 have been satisfied.

(g) Good Standing Certificate. MBL shall have received certificates (such certificates to be dated as of a day as close as practicable to the Closing Date) from appropriate authorities as to the corporate existence of HSB.

(h) Member Approval. This Agreement shall have been approved by the requisite vote of MBL’s members in accordance with applicable laws and regulations. If required, HSB MHC’s members shall have approved an amendment to its charter to grandfather MBL’s borrower members following the completion of the Merger.

Section 6.02 Conditions to the Obligations of HSB Under this Agreement. The obligations of HSB hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by HSB pursuant to Section 8.03 hereof:

(a) Corporate Proceedings. All action required to be taken by, or on the part of, MBL to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement, shall have been duly and validly taken by MBL; and HSB shall have received certified copies of the resolutions evidencing such authorizations.

(b) Covenants. The obligations and covenants of MBL required by this Agreement to be performed at or prior to the Closing Date shall have been duly performed and complied with in all material respects.

(c) Representations and Warranties. Each of the representations and warranties of MBL in this Agreement that is qualified as to materiality shall be true and correct, and each such representation or warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date, except where the failure to be so true and correct, individually or in the aggregate, has, or is reasonably likely to have a Material Adverse Effect on MBL.

(d) Approvals of Regulatory Authorities. The Merger shall have received all required approvals of Regulatory Authorities (without the imposition of any material conditions that are in HSB’s reasonable judgment unduly burdensome, excluding standard conditions that are normally imposed by the Regulatory Authorities in merger transactions); and all notice and waiting periods required thereunder shall have expired or been terminated.

(e) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby. No administrative agency or commission or other governmental authority or instrumentality shall have instituted any proceeding for the purpose for enjoining or prohibiting the consummation of the transactions contemplated by this Agreement. No statute, rule or regulation shall have been enacted or promulgated by any administrative agency or commission or other governmental authority or instrumentality, which prohibits or makes illegal the consummation of the Merger.

(f) Officer’s Certificate. MBL shall have delivered to HSB a certificate, dated the Closing Date and signed, without personal liability, by its chief executive officer and chief financial officer, to the effect that the conditions set forth in subsections (b) and (c) of this Section 6.02 have been satisfied.

(g) Good Standing Certificate. HSB shall have received certificates (such certificates to be dated as of a day as close as practicable to the Closing Date) from appropriate authorities as to the corporate existence of MBL.

(h) Member Approval. This Agreement shall have been approved by the requisite vote of MBL’s members in accordance with applicable laws and regulations. If required, HSB MHC’s members shall have approved an amendment to its charter to grandfather MBL’s borrower members following the completion of the Merger.

(i) Stockholder Approval. This Agreement shall have been approved by the requisite vote of HSB’s stockholders. HSB MHC currently owns all of the shares of the corporate parent of HSB and agrees to cause such corporate parent to vote its shares in favor of the Merger.

ARTICLE VII

TERMINATION, WAIVER AND AMENDMENT

Section 7.01 Termination. This Agreement may be terminated, and the Merger contemplated hereby abandoned, on or at any time prior to the Closing Date:

(a) By the mutual written consent of the parties hereto; or

(b) (b) By either HSB or MBL:

(i) if there shall have been a material breach of any representation, warranty, covenant or other obligation of the other party and the breach cannot be, or shall not have been, remedied within 30 days after receipt by such other party of notice in writing specifying the nature of such breach and requesting that it be remedied;

(ii) if the Closing Date shall not have occurred on or before June 30, 2008, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its obligations set forth in this Agreement required to be performed or observed by such party on or before the Closing Date; or

(iii) if either party has been informed in writing by a Regulatory Authority whose approval or consent has been requested that such approval or consent is denied, or is granted subject to any material change in the terms of the Agreement, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein required to be performed or observed by such party on or before the Closing Date.

(c) By either HSB or MBL, in the event of the failure of MBL’s members to approve the Agreement at a special meeting called for that purpose; provided, however, that MBL shall only be entitled to terminate the Agreement pursuant to this clause if it has complied in all material respects with its obligations under Section 5.03(f).

Section 7.02 Effect of Termination.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, no party to this Agreement shall have any liability or further obligation to the other party hereunder, except as set forth in this Section 7.02.

(b) In the event that either Financial Institution Party terminates this Agreement pursuant to 7.01(b)(i), then, provided that such terminating Financial Institution Party is not then in a material breach of any representation, warranty or other obligation under this Agreement, the other Financial Institution Party shall reimburse the terminating Financial Institution Party all of its documented fees and expenses incurred in connection with the merger not to exceed $250,000.

(c) In the event that this Agreement is terminated pursuant to Article VII hereof on account of a willful and material breach by a Financial Institution Party, then the non-breaching

Financial Institution Party shall be entitled to such remedies and relief against the breaching Financial Institution Party as are available in law or in equity.

(d) The parties agree that, in the event of any breach or threatened breach, whether or not willful or material, by a Financial Institution Party of any covenant, obligation or other term or provision set forth in this Agreement for the benefit of any other party, the non breaching Financial Institution Party shall be entitled to (i) a decree or order of specific performance to enforce the observance and performance of such covenant, obligation or other term or provision or (ii) an injunction restraining such breach or threatened breach.

(e) Any amount that becomes payable pursuant to this Section 7.02 shall be paid by wire transfer of immediately available funds to an account designated by the receiving party.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Expenses. Except as provided in Sections 5.09 and 7.02, each party hereto shall bear and pay all costs and expenses incurred by it prior to the Merger Effective Date in connection with the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel.

Section 8.02 Non-Survival of Representations, Warranties and Covenants. All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants, other than those covenants set forth in Sections 5.05, 5.09 and 5.10, which will survive the Merger, shall terminate on the Closing Date.

Section 8.03 Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the consummation of the transactions contemplated by this Agreement, the parties may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of either party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained in Articles V and VI hereof or otherwise. This Agreement may not be amended except by an instrument in writing authorized by the respective Boards of Directors and signed, by duly authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 8.04 Entire Agreement. Except as set forth in this Agreement and the confidentiality agreement entered into between HSB and MBL, this Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. Except as set forth in this Agreement, this Agreement supersedes all prior arrangements and understandings between the parties, both written or oral with respect to its subject matter. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities provided however that Section 5.06 may be enforced by former directors and officers of MBL and Section 5.10 may be enforced by Henry D. Harseim to the extent of his direct benefits thereunder.

Section 8.05 No Assignment. Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

Section 8.06 Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by prepaid registered or certified mail (return receipt requested), or sent by telecopy, addressed as follows:

(a)	If to HSB to:

Harvard Savings Bank

58 North Ayer Street

Harvard, Illinois 60033

Facsimile: (815) 943-7844

Attention: Duffield J. Seyller, III

with a copy to:

Luse Gorman Pomerenk & Schick, P.C.

5335 Wisconsin Avenue, NW

Suite 400

Washington, DC 20015

Facsimile: (202) 362-2902

Attention: Kip A. Weissman, Esq.

(b)	If to MBL to:

Morris Building & Loan, S.B.

211 E. Jefferson Street

Morris, IL 60450

Facsimile: (815) 942-6109

Attention: Henry D. Harseim

with a copy to:

Robert J. Russo

211 E. Jefferson Street

Morris, IL 60450

Facsimile: (815) 942-8563

Section 8.07 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

Section 8.08 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

Section 8.09 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law. If however, any provision of this Agreement is held invalid by a court of competent jurisdiction, then the parties hereto shall in good faith amend this Agreement to include an alternative provision that accomplishes a result that is as substantially similar to the result originally intended as possible.

Section 8.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois (without reference to principles of conflicts of law) to the extent not pre-empted by federal law.

Section 8.11 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any state or federal court located in Illinois and having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

HARVARD SAVINGS BANK, MHC

By:	/s/ Duffield J. Seyller, III
Duffield J. Seyller, III
President, and Chief Executive Officer

HARVARD SAVINGS BANK

By:	/s/ Duffield J. Seyller, III
Duffield J. Seyller, III
President, and Chief Executive Officer

MORRIS BUILDING & LOAN, S.B.

By:	/s/ Henry D. Harseim
Henry D. Harseim
President and Chief Executive Officer

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

Dated December 18, 2007

by and among

HARVARD SAVINGS BANK,

HARVARD SAVINGS, MHC

and

MORRIS BUILDING & LOAN, S.B.

WHEREAS, Harvard Savings Bank (“HSB”), Harvard Savings Bank, MHC (“HS MHC”) and Morris Building & Loan, S.B. (“MBL”) (collectively, the “Parties”) executed an Agreement and Plan of Merger (the “Agreement”) on July 24, 2007 providing for the merger of MBL into HSB (the “Merger”); and

WHEREAS, HSB, HS MHC and MBL would like to change the structure of the Merger to ensure that such transaction qualifies as a tax free reorganization under the IRC; and

WHEREAS, except for the desired change of the tax structure of the Merger, the Parties do not wish to change the relative rights of, and benefits of the Merger to, the Parties; and

WHEREAS, in order to make the desired change to the tax structure of the Merger, the parties wish to amend the Agreement (the “Amendment”) as follows:

General

All references to the Agreement in that document, or in any related document, shall mean Agreement as amended by this Amendment. Except as provided in this Amendment, the execution and delivery of this Amendment does not and will not amend, modify or supplement any provision or constitute a consent or waiver of any non-compliance with the provisions of the Agreement, and except to the extent specifically provided in the Amendment or to the extent the Agreement is inconsistent with the Amendment, the Agreement as originally executed shall remain in full force and effect.

Unless otherwise defined herein, the terms used in this Amendment which are defined in the Agreement shall have the same meaning herein as therein.

ARTICLE IX

Definitions

This Article shall be amended by adding the following:

“Bank Merger” means the merger, following the completion of the Interim Merger, of MBL with and into HSB with HSB as the surviving institution.

“Bank Merger Effective Date” means the date upon which the Bank Merger certificate of merger is issued and filed in accordance with the regulations of the IDFPR.

“HS MHC” means Harvard Savings MHC, a federally chartered mutual holding company.

“Interim” means the federally chartered interim thrift institution subsidiary of its MHC which will merge into MBL in the Interim Merger

“Interim Merger” means the merger of Interim with and into MBL with the result that MBL becomes the wholly owned subsidiary of HS MHC and MBL’s members become members of HS MHC.

“Interim Merger Effective Time” means the time upon which the Interim Merger certificate of merger is issued and filed in accordance with the regulations of the IDFPR.

“Merger” means the Interim Merger, Bank Merger and any other mergers by interim corporate entities necessary to effectuate the transactions contemplated by this Agreement.

“Merger Effective Date” means the date on which, following the completion of the Interim Merger, the certificate of merger for the Bank Merger is issued and filed in accordance with the regulations of the IDFPR.

ARTICLE X

The Merger and Related Matters

2.01 Interim Merger. Upon the terms and conditions set forth in this Agreement, on the Interim Merger Effective Time, Interim shall merge with and into MBL, with MBL being the surviving institution (the “Interim Merger”). The Interim Merger shall be effected pursuant to the Plan of Interim Merger substantially in the form of Exhibit A hereto. As a result of the Interim Merger; (i) the separate corporate existence of Interim shall cease and MBL shall be the surviving institution and continue its name and separate corporate existence as a savings bank under the laws of the United States, with all its rights, privileges, immunities, powers and franchises unaffected by the Interim Merger, (ii) MBL shall become a wholly owned subsidiary of HS MHC and (iii) each borrower member of MBL and each holder of a deposit account in MBL as of the Interim Merger Effective Time shall have the same membership rights and privileges in HSB and HS MHC as if such borrowing and/or deposit account had been established at HSB, provided however that, persons establishing borrowing relationships after the completion of the Interim Merger shall not be afforded membership rights in HS MHC.

2.02 Bank Merger. Upon the terms and conditions set forth in this Agreement, on the Bank Merger Effective Date, which shall occur immediately following the Interim Merger Effective Time, MBL shall merge with and into HSB with HSB being the surviving institution. The Bank Merger shall be effective pursuant to a Plan of Bank Merger substantially in the form of Exhibit B hereto. As a result of the Bank Merger, the separate corporate existence of MBL and HSB shall cease and HSB shall be the surviving institution and continue its name and separate corporate existence as a savings bank under the laws of the State of Illinois with all of its rights, privileges, immunities, powers and franchises unaffected by the Bank Merger

2.03 Closing. The Closing of the Merger shall take place at the offices of HSB in Harvard, Illinois, or at such other location as shall be mutually agreeable by the parties, on the Closing Date.

2.04 Alternative Structure. Notwithstanding anything in this Agreement to the contrary, HSB or HS MHC may specify (subject to MBL’s approval, which shall not be unreasonably withheld) that they, or any of their direct or indirect subsidiaries, and MBL and any of its direct or indirect subsidiaries shall enter into transactions other than those described in this Agreement, in order to effect the purposes of this Agreement, and the Parties shall take all action necessary or appropriate to effect, or cause to be affected, such transactions; provided, however, that (i) other than a change in structure required by a regulatory agency having jurisdiction over the transactions contemplated by this Agreement, no such specification shall materially and adversely affect the timing of the consummation of the transactions contemplated herein; or (ii) no such specifications shall materially and adversely affect the tax treatment or economic benefits of the Merger to the members of MBL or HS MHC or their Subsidiaries.

EXHIBITS

Exhibit A and Exhibit B attached hereto shall supersede in all respects the Exhibit attached to the Agreement as originally executed.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers as of the day and year first above written.

HARVARD SAVINGS, MHC

By:	/s/ Duffield J. Seyller, III
Duffield J. Seyller, III
President, and Chief Executive Officer

HARVARD SAVINGS BANK

By:	/s/ Duffield J. Seyller, III
Duffield J. Seyller, III
President, and Chief Executive Officer

MORRIS BUILDING & LOAN, S.B.

By:	/s/ Henry D. Harseim
Henry D. Harseim
President and Chief Executive Officer